EXHIBIT 99.1

Corporate Universe, Inc provides Update Progress by the Company

– Update on business progress since share suspension on February 9, 2021 –

Corporate Universe, Inc.

One World Trade Center

85th floor

New York, NY 10007

Phone:  212-220-8416

February 14, 2023

Dear Valued Shareholder,

We are pleased to provide the following shareholder update.

Based on recent world events, we believe that the need for energy security is at the top of the geo-political agenda, furthering the need for sustainable, renewable energy. In our opinion, this was recently highlighted by the US government’s investment of $30 billion in renewable energy development, which is expected to be replicated by other governments across the world.

Our wholly-owned subsidiary, Carbon-Ion Energy, Inc. (“Carbon-Ion”) is dedicated to the development of sustainable energy systems based on its proprietary supercapacitor technology.   References in this letter to “we,” “us,” and “our” include Corporate Universe, Inc. and its wholly owned subsidiary, Carbon-Ion.

A January 2023 International Energy Agency (IEA) report stated that the energy world is in the early phase of a New Industrial Age – the age of clean energy technology manufacturing. The report estimated that clean energy technology would be worth roughly $650 billion dollars per year by 2030, more than three times today’s levels, based on countries worldwide fully implementing their announced energy and climate pledges. Carbon-Ion is positioning itself to lead in its chosen markets in the UK and US to keep pace with the worldwide goal of carbon neutrality by 2030. The first step is the development and deployment of grid services applications.

Carbon-Ion will work collaboratively with the goal of being the “go-to” partner in the industry for projects where improved management of power enables the optimization of current and future energy storage and delivery systems. The applications in need of our innovative technological solutions vary from power grids to transportation to hybridization of EV – virtually any application which requires quick-charging power-on-demand.

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By any measure, we believe that we have come through an important chapter, which presented both profound challenges and remarkable opportunities to accomplish difficult tasks. We are excited to finally have the opportunity to share our progress with our shareholders.

Historical Context

In December of 2020, Carbon-Ion acquired the patents, scientific team, and assets of ZapGo, Ltd. The corporate goal has been to establish a disciplined and focused process which places Carbon-Ion on a sustainable path of growth and scalability. On December 10th, 2020, Corporate Universe, Inc. and Carbon-Ion entered into a binding letter of intent to merge in order to access the capital markets for Carbon-Ion. As we worked through the details of the merger, Corporate Universe was struck with a trading suspension on February 9th, 2021.

Careful Deliberation

During the merger process and since, we have been working diligently to have the trading suspension on the Corporate Universe stock removed. Despite the unavoidable and unanticipated delays associated with the merger, Carbon-Ion continued to advance its proprietary technology to prepare for full-scale operations. Carbon-Ion overcame numerous pandemic-related challenges, which included staffing shortages and global supply chain issues. The trading suspension and subsequent delisting resulted in lengthy and costly legal and auditing delays beyond our control.  However, we are excited to report that, after having overcome many difficult obstacles, we are now fully focused on executing our business model.

Decisive Action

Despite the aforementioned challenges, we are pleased to announce that we have accomplished the following critical steps in our corporate development:

•	We have become a fully reporting SEC Form 10 company, which is current in all of its filings. We are on track to file Annual Report on Form 10-K by the 03/31/2023 deadline.

•	We are in the process of seeking ways to increase liquidity in the capital markets for our shareholders, including listing on the OTC.QB marketplace, although we cannot guarantee that we will be able to ever list on the OTC.QB

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•	We completed the building and fit-out of our state-of-the-art laboratory in Milton Park—a Center of Innovation in the heart of the Oxfordshire Energy Corridor. This new lab will allow us to accelerate our scientific and engineering program, which will expedite commercialization of our proprietary Carbon-Ion SuperCaps. Photos of the finished laboratory will be posted on our website. https://www.carbon-ion.energy/

•	Our patent portfolio consists of 40 issued patents or allowed patent applications and 53 are pending patent applications currently under examination. 35 of the 40 patents were issued or allowed after we acquired the assets, which equates to more than one patent issuance or allowance per month.

•	Our team of scientists and outside patent counsel have identified over 20 areas of interest in which we intend to file additional patent applications. Our scientific team has a great deal of know-how, with particular emphasis in manufacturing and performance.

•	Our Intellectual property portfolio is evenly balanced across technological applications, novel manufacturing processes, and core designs. Areas covered include our new supercapacitor technology, Generation 4, performance optimization, structural supercapacitors, charging, hybridization, manufacture and design.

•	Our outside patent counsel has informed us that Carbon-Ion likely ranks in the top 10 patent application filers in our supercapacitor category.

•	Following successful submission of letters of intent to the U.S. Department of Energy, we are preparing full submissions to apply to their SBIR (Small Business Innovation Research) Program. This Government program provides grants and helps small businesses conduct research and development. Carbon-Ion meets the criteria for submission, which includes potential for commercialization and specific DOE qualifications.

•	Mr. Steve Shine OBE, has joined us as our Chief Strategy Officer. He was awarded his OBE (Officer of the Order of the British Empire) by the Queen in recognition of extraordinary contributions to the country in his line of work. Mr. Shine is a highly experienced board management professional with a career spanning three decades. Mr. Shine has held many executive and non-executive roles. Most recently Mr. Shine was executive chairman at Anesco, a global leader in renewable energy and one of the top clean-tech companies in the world. Mr. Shine’s other executive roles have included being the Chief Operating Officer of Thames Water (the largest water and wastewater business in Europe) and being the Managing Director of the largest electrical distribution network company in the UK (part of EDF Energy).

•	We are actively pursuing several Joint Collaboration Agreements to commercialize our technology and look forward to announcing them upon completion.

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Final Thoughts

When something is vital and necessary, it’s essential to ensure it’s done correctly.

With that in mind, we are preparing our company to become quoted on the OTC Marketplace, although there we can offer no assurance that we will ever be quoted on the OTC Marketplace.  Regardless, we will continue exploring all paths to procure liquidity for our stockholders. We believe that we have built a strong foundation on which we can thrive as a public company. We have oriented Carbon-Ion to align to the market by actively pursuing collaboration with industry, academia, and government agencies in which to deploy its proprietary technology.

Moving forward, we anticipate being able to provide full transparency and consistent communications with our growing shareholder base.

Thank you for your continued support and confidence. We look forward to a bright future together.

Sincerely,

Andrew Sispoidis

Chief Executive Officer

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For further information, please contact: info@corporate-universe.com or call (212) 220 8416

About Corporate Universe, Inc.

Corporate Universe, Inc. (the “Company”) acts as a holding company and is engaged in the energy sector where it is developing next generation of supercapacitors. Through its subsidiaries Carbon-ion Energy, Inc and Oxcion, Ltd , the Company is developing a new class of energy storage device with considerable functional improvements over commercially available supercapacitors. This technology is referred to as the Carbon-ion or C-ion cell in contrast to Lithium-ion or Li-ion. The C-ion cell has been designed to provide specific power characteristics significantly higher than a Li-ion cell. It is designed to be classified as non-flammable and non-hazardous for transport, allowing the product to be shipped easily and to comply with both current and future regulations. Due to the method of energy storage, the cell has fewer moving parts electrochemically and is designed to go through significantly more charge/discharge cycles or and operate for many years of normal use. The C-ion cell is being designed for manufacture using many of the technologies well known in Li-ion cell production. This will enable Carbon-ion to quickly scale-up production and to use manufacturing capacity already in existence. This will allow new products to be made and extra functions to be added to existing products.

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